FAB Universal Corp. Announces Notice of Noncompliance with NYSE MKT Listing Standards

PITTSBURGH, PA. April 8, 2014 — FAB Universal (NYSE MKT: FU), a worldwide distributor of digital media and entertainment announced on April 7, 2014 that it had received notice from NYSE MKT LLC that, based upon a review of the Securities and Exchange Commission’s (the “SEC”) EDGAR database, that FAB Universal Corp. has yet to file it Form 10K for the year ended December 31, 2013. As such, FAB Universal Corp. (a) is not in compliance with Sections 134 and 1101 of the NYSE MKT Company Guide (the “Company Guide”).  In addition, the Company’s failure to timely file this report is a material violation of its listing agreement with the Exchange and therefor, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is take, remove the Company’s securities from the Exchange.

In order to maintain its listing, the Company must submit a plan of compliance by April 17, 2014 (the “Plan”), addressing how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by July 1, 2014 (the “Plan Period”).   The staff of the Issuer Oversight Department of NYSE Regulation will evaluate the Plan and make a determination as to whether the Company has demonstrated an ability to regain compliance with the applicable continued listing standards within the specified timeframe. If the plan, as submitted, is not accepted, FAB Universal Corp will be subject to delisting proceedings.

About FAB Universal Corp.

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution. FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores and Franchises, and online through Apple iTunes and Google Android. We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution. Sales of digital media are generated through the kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations. We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team. Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: “Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services or changes in our business strategies.

Contact:

Greg Jakub

412-621-0902